Exhibit 99.1

IGC Files Provisional Patent to Protect IP for

CBD-Infused Energy Drink

BETHESDA, MD, October 9, 2018 – India Globalization Capital, Inc. (NYSE AMERICAN: IGC) today announced that it has filed a provisional method and composition patent application (IGC-509) with the U.S. Patent and Trademark Office (USPTO) for the treatment of fatigue and energy restoration. The filing is for a provisional patent and no assurance can be given as to whether or when a registered patent may be granted by the USPTO in the future.

This patent filing made on October 4, 2018, is one of a series of steps in the Company’s development and commercialization plan to support the creation of a branded, hemp/CBD sugar-free energy drink, which was previously disclosed by the Company on September 25, 2018.

The patent filing allows the Company to openly discuss the CBD energy drink formulation with processors in the United States, Canada, and other countries where medical cannabis, or hemp and hemp-derived products are legal. The Company maintains a corporate compliance policy for all products under development with respect to regulations associated with each individual market.

The method and composition patent filing relates to a composition of CBD and other cannabis extracts, and the non-cannabis components of the Malaysian sugar free “Nitro G” energy drink.

“Our strategy is to combine our expertise with the acquired knowledge associated with the sugar-free energy drink formulation by importing the non-cannabis energy drink concentrate, carrying out the cannabidiol (CBD) or hemp oil addition in the United States or in Canada, then test, bottle, brand, and bring the CBD energy drink to markets where this product is compliant with local regulation,” stated Ram Mukunda, CEO.

About IGC:

The Company has two lines of business, a legacy infrastructure business and a medical cannabis business that has developed its flagship product for Alzheimer’s patients. The Company is based in Maryland, USA.

The Company’s website: www.igcpharma.com; Twitter @IGCIR.

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IGC's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IGC's control. Actual results could differ materially from these forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will in fact occur. Please read the forward-looking statements as discussed in detail in IGC's Form 10-K for fiscal year ended March 31, 2018, and in its other reports filed with the U.S. Securities and Exchange Commission.

Contact:

Claudia Grimaldi

301-983-0998